Exhibit 99.1
Dendreon Agrees to Sell VICTRELIS™ (boceprevir) Royalty Interest for $125 Million

SEATTLE--Dendreon Corporation (NASDAQ:DNDN) today announced that it has agreed to sell for $125 million in cash its royalty interest related to intellectual property licensed to Schering-Plough Ltd. and Schering Corporation (collectively Schering, each now a wholly owned subsidiary of Merck & Co., Inc.) and associated with VICTRELIS™ (boceprevir), a treatment for chronic hepatitis C. The royalty interest was acquired by CPPIB Credit Investments Inc., a wholly-owned subsidiary of CPP Investment Board (CPPIB). The transaction is expected to close in December 2011. The intellectual property related to VICTRELIS was co-developed by Corvas International, Inc. and Schering and, was acquired by Dendreon in July 2003.

"The sale of the VICTRELIS royalty interest allows the Company to strengthen our cash position, and enables us to further invest in our core business initiatives," said Greg Schiffman, executive vice president and chief financial officer.

VICTRELIS, a hepatitis C virus protease inhibitor, was approved by the U.S. Food and Drug Administration (FDA) on May 13, 2011 for the treatment of chronic hepatitis C virus (HCV) genotype 1 (G1) infection, in combination with peginterferon alfa and ribavirin (P/R), in adult patients (18 years and older) with compensated liver disease, including cirrhosis, who are previously untreated or who have failed previous interferon and ribavirin therapy. VICTRELIS was approved for the same indicated use by the European Commission (EC) on July 18, 2011.

Centerview Partners is acting as financial advisor and WilmerHale is acting as legal advisor to Dendreon. Covington & Burling LLP is acting as legal advisor to CPPIB Credit Investments Inc.

About CPP Investment Board
The CPP Investment Board is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, the CPP Investment Board invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, the CPP Investment Board is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At September 30, 2011, the CPP Fund totaled $152.3 billion. For more information about the CPP Investment Board, please visit www.cppib.ca.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the FDA in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon's business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Dendreon Corporation
Katherine Stueland, 206-829-1522
Vice President, Corporate Communications and Investor Relations
kstueland@dendreon.com
Source: Dendreon Corporation